Exhibit 99.1

Inverness Medical Innovations Announces Proposed

Private Placement of Senior Subordinated Notes

Thursday, January 22, 2004

Waltham, Massachusetts—Inverness Medical Innovations, Inc. (AMEX: IMA) announced today that it may seek to raise up to $150 million of gross proceeds through a private placement of senior subordinated notes, subject to market and other conditions.

Inverness intends to use the net proceeds of this issuance to repay a portion of its outstanding indebtedness and for general corporate purposes.

The private placement, which is expected to commence immediately, will be to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in compliance with Regulation S under the Securities Act. The notes are not being registered under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements relating to plans regarding the proposed offering and the use of the net proceeds. These statements are based on management’s current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, market factors and general economic conditions, as well as the risks and uncertainties described in Inverness Medical Innovations’ periodic reports filed with the Securities and Exchange Commission under the federal securities laws including its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003. Inverness undertakes no obligation to update any forward-looking statements.

For more information about Inverness Medical Innovations, please visit our website at www.invmed.com.

Inverness Medical Innovations is a leading global developer, manufacturer and marketer of diagnostic products for the over-the-counter pregnancy and fertility/ovulation test market and the professional rapid diagnostic test market. Inverness is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of consumer oriented applications including immuno-diagnostics with a focus on women’s health and cardiology. Inverness is headquartered in Waltham, Massachusetts.